Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED OCTOBER 31, 2009

– Meaningful improvement in gross margin rate; SG&A expense reductions exceeded expectations –

– Company provides outlook for the fourth quarter of 2009 –

Contact: Julia Bentley

                  (865) 981-6243

                                         www.saksincorporated.com

New York, New York (November 17, 2009)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 31, 2009.

Overview of Results for the Third Quarter and Nine Months Ended October 31, 2009

For the third quarter ended October 31, 2009, the Company posted net income of $1.9 million, or $.01 per share.

Saks recorded a net loss of $43.7 million, or $.32 per share, for the prior year third quarter ended November 1, 2008. Excluding the after-tax loss from discontinued operations of $12.9 million, or $.10 per share, the Company recorded a net loss from continuing operations of $30.8 million, or $.22 per share, for that quarter. Those results included the following after-tax items totaling $13.9 million, or $.10 per share:

•	a gain of $0.7 million related to the sale of a vacant real estate parcel and

•	the write-off and adjustment of $14.6 million of certain deferred tax assets primarily associated with Federal Net Operating Loss tax credits that were subject to expiration at the end of fiscal 2008.

For the nine months ended October 31, 2009, the Company posted a net loss of $57.7 million, or $.40 per share. Excluding an after-tax loss from discontinued operations of $0.3 million, the Company recorded a loss from continuing operations of $57.4 million, or $.40 per share.

For the prior year nine months ended November 1, 2008, Saks recorded a net loss of $59.1 million, or $.43 per share. Excluding the after-tax loss from discontinued operations of $16.3 million, or $.12 per share, the Company recorded a net loss from continuing operations of $42.7 million, or $.31 per share, for that period. Those results included the following after-tax items totaling $14.9 million, or $0.11 per share:

•	expenses of approximately $0.8 million related to asset impairments (primarily related to the Saks Fifth Avenue Ft. Lauderdale store closing),

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•	expenses of approximately $0.2 million for severance costs related to the Ft. Lauderdale store closing,

•	a gain of $0.7 million related to the sale of a vacant real estate parcel, and

•	the write-off and adjustment of $14.6 million of certain deferred tax assets previously mentioned.

Comments on the Third Quarter and Nine Months Ended October 31, 2009

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “We were able to post a modest third quarter profit due to our improved gross margin performance and diligent expense control, in spite of our comparable store sales decline.”

Sadove commented, “I continue to be very pleased with how the entire organization has aggressively responded to the challenging environment. Just as our customers have changed the way they shop, we have made changes in the way we are managing our business. We have made needed adjustments to our operating strategies, and carefully managing inventories, expenses, and capital spending are critical priorities.”

Comparable store sales declined 10.1% in the third quarter, in line with the Company’s expectations. For the nine months ended October 31, 2009, comparable store sales fell 18.5%.

Saks Fifth Avenue stores experienced continued weakness, although toward quarter end, several merchandise categories, such as women’s designer sportswear and “gold range” apparel, outerwear, jewelry, and soft accessories, began to show relative strength. For the quarter, sales trends in the New York City flagship store were more in line with the Company’s aggregate comparable store sales decline, a meaningful improvement from earlier this year.

Saks Direct posted an approximate 26% comparable store sales increase in the quarter and an approximate 9% increase on a year-to-date basis. OFF 5TH’s comparable store sales performance continued to show relative strength during the quarter.

The Company’s third quarter gross margin rate was 40.3% compared to 35.7% in last year’s third quarter. The improvement resulted from controlled inventory levels and a disciplined promotional and clearance cadence. For the nine month period, the gross margin rate was 36.6% in the current year versus 36.4% in the prior year.

Sadove commented, “Managing Selling, General, and Administrative expenses (“SG&A”) continues to be of utmost importance. We were able to reduce year-over-year SG&A by approximately $18 million in the third quarter, which was more than we expected. Consequently, we were able to leverage SG&A during the quarter, even though comparable store sales declined 10.1%.” As a percent of sales, SG&A was 25.7% in the current third quarter compared to 26.2% in the same period last year. The Company has reduced SG&A by over $96 million (excluding certain items) on a year-to-date basis and by over $145 million (excluding certain items) over the last five quarters.

Even though sales declined, the Company’s operating margin expanded to 2.5% in the quarter from a 2.1% operating loss in the same period last year.

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Balance Sheet Highlights

Consolidated inventories at October 31, 2009 totaled $799.1 million, a 21.4% decrease over the prior year. Inventories decreased 22.2% on a comparable stores basis.

At quarter end, the Company had approximately $7.1 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

Effective at the beginning of the fiscal year (February 1, 2009), the Company adopted FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), which requires that issuers of convertible debt instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at October 31, 2009, $36.9 million of the $230 million 2.0% convertible notes balance and $20.4 million of the $120 million 7.5% convertible notes were classified in equity. The new accounting pronouncement required retroactive application; consequently, the prior year amounts have been revised.

On October 6, 2009, the Company completed its $100 million common stock offering, priced at $6.70 per share. Net proceeds of approximately $95 million were used to pay down the balance on the revolving credit facility.

Funded debt (including capitalized leases, borrowings on the revolving credit facility, and the equity component of the convertible debentures) at October 31, 2009 totaled approximately $576.8 million, and debt-to-capitalization was 36.4% (without giving effect to cash on hand).

The Company has flexibility under its debt facilities, with no short-term maturities of senior debt. The revolving credit facility terminates in September 2011, and the Company is subject to no financial covenants unless the availability falls below $60 million. At that point, the Company is subject to a fixed charge coverage ratio of at least 1:1. Based on the Company’s operating plans and cash management actions, it expects to have ample future availability under its revolving credit facility and does not expect to be subject to the fixed charge coverage ratio.

Net capital spending for the nine months ended October 31, 2009 totaled approximately $52 million.

Outlook for the Fourth Quarter of 2009

The Company’s assumptions for the fourth quarter, second half, and full year of fiscal 2009 (excluding the impact of certain items) are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•

Comparable store sales decline for the fourth quarter of high single digits, resulting in a decline of high single digits for the second half of the fiscal year and of mid-double digits for the full fiscal year. Due to prior year comparisons, November 2009 is expected to generate the weakest monthly comparable store sales performance in the fourth quarter.

•	Comparable store inventory levels are expected to decline in the low- to mid-teen percentage range at fiscal year end.

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•

Based upon current inventory levels, planned merchandise receipt flow approximately 20% lower than prior year, and the Company’s promotional calendar and permanent markdown cadence, the Company expects a substantial year-over-year gross margin recovery in the fourth quarter of 2009, with gross margins in the 33% to 34% range. This would result in a gross margin rate in the 36% to 37% range for the second half of the fiscal year and in the 35% to 36% range for the full fiscal year.

•	Year-over-year net SG&A dollars (excluding certain items) are expected to be relatively flat in the fourth quarter. The net SG&A reduction will approach $100 million for the full fiscal year.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $81 million in the fourth quarter of 2009, bringing the total to approximately $157 million for the second half of the fiscal year and to approximately $320 million for the full fiscal year. Depreciation and amortization, which is included in the above amounts, should total approximately $35 million for the fourth quarter, approximately $68 million for the second half, and approximately $137 million for the full year.

•

Based on existing debt arrangements and interest rates, interest expense should approximate $12 million for the fourth quarter of 2009, bringing the total to approximately $25 million for the second half of the fiscal year and to approximately $48 million for the full fiscal year.

•	An effective tax rate of approximately 38.0% for the fourth quarter.

•

A basic common share count and a diluted common share count of approximately 153 to 155 million each for the fourth quarter and of approximately 143 million to 145 million for the full fiscal year, reflecting the October 2009 common stock offering.

•

Net capital expenditures of approximately $10 million to $13 million for the fourth quarter, bringing the full year total to approximately $65 million, a reduction of approximately $65 million from 2008. The annual net capital spending estimate of $65 million for the full year is modestly higher than previous estimates, as management decided to make certain additional distribution center enhancements and store expenditures by fiscal year end.

•	The Company expects to be free cash flow positive for 2009.

Comments on 2010

Sadove concluded, “We believe there is more stability and predictability in our business compared to twelve or even six months ago; however, the overall environment remains challenging.

“As we look to next year, we remain cautious about the environment and are planning accordingly. We continue to focus on what we can control—inventory, expenses, and capital spending. For fiscal spring 2010, we have planned inventory receipts down modestly, and expense containment will remain a priority. Our capital plan for 2010 has not yet been finalized, but we expect net capital spending will approximate $40 million to $45 million next year, which primarily is our maintenance capital level and includes no new Saks Fifth Avenue stores or major renovations.”

Sadove added, “Even though we remain cautious in our near-term outlook, we are positive about the future of our business and luxury retailing. We believe the actions we have taken and our

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current merchandising, service, marketing, and cost containment initiatives will position us to significantly improve our performance in the long term.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the third quarter and nine months ended October 31, 2009 compared to last year’s third quarter and nine months ended November 1, 2008 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
Third Quarter	$631.4	$690.3	(8.5)%	(10.1)%
Nine months	$1,820.2	$2,203.9	(17.4)%	(18.5)%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third Quarter	$6.0	$5.3
Nine months	$17.4	$19.1

Other Information

The Company discontinued the operations of its Club Libby Lu (“CLL”) specialty store business in January 2009, and the operating performance of CLL is presented as “discontinued operations” in the current and prior year periods.

The February 1, 2009 adoption of ASC 470 required retroactive application; consequently, prior year balance sheet and interest amounts have been revised.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 17, 2009 to discuss results for the third quarter and nine months. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 77986971).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

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About the Company

The Company currently operates 53 Saks Fifth Avenue stores, 55 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	October 31, 2009		November 1, 2008
Net sales	$631,434	100.0%	$690,297	100.0%
Cost of sales	376,799	59.7%	443,968	64.3%

Gross margin	254,635	40.3%	246,329	35.7%

Selling, general and administrative expenses	162,552	25.7%	180,860	26.2%
Other operating expenses:
Property and equipment rentals	24,854	3.9%	26,469	3.8%
Depreciation & other amortization	33,117	5.2%	32,120	4.7%
Taxes other than income taxes	17,784	2.8%	20,285	2.9%
Store pre-opening costs	534	0.1%	823	0.1%
Impairments and dispositions	185	0.0%	141	0.0%

Operating income (loss)	15,609	2.5%	(14,369)	-2.1%

Other income (expense):
Interest expense	(12,831)	-2.0%	(11,583)	-1.7%
Other income, net	23	0.0%	1,487	0.2%

Income (loss) before income taxes	2,801	0.4%	(24,465)	-3.5%

Provision for income taxes	856	0.1%	6,328	0.9%

Income (loss) from continuing operations	1,945	0.3%	(30,793)	-4.5%

Discontinued Operations:
Loss from discontinued operations	(23)	0.0%	(20,740)	-3.0%
Benefit for income taxes	(8)	0.0%	(7,804)	-1.1%

Loss from discontinued operations	(15)	0.0%	(12,936)	-1.9%

Net Income (loss)	$1,930	0.3%	$(43,729)	-6.3%

Per-share amounts—Basic
Income (loss) from continuing operations	$0.01		$(0.22)
Loss from discontinued operations	$(0.00)		$(0.10)
Net Income (loss)	$0.01		$(0.32)

Per-share amounts—Diluted
Income (loss) from continuing operations	$0.01		$(0.22)
Loss from discontinued operations	$(0.00)		$(0.10)
Net Income (loss)	$0.01		$(0.32)

Weighted average common shares:
Basic	148,055		137,715
Diluted	152,456		137,715

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Nine Months Ended
	October 31, 2009		November 1, 2008
Net sales	$1,820,218	100.0%	$2,203,856	100.0%
Cost of sales	1,153,177	63.4%	1,400,727	63.6%

Gross margin	667,041	36.6%	803,129	36.4%

Selling, general and administrative expenses	478,749	26.3%	575,292	26.1%
Other operating expenses:
Property and equipment rentals	77,818	4.3%	79,570	3.6%
Depreciation & other amortization	102,371	5.6%	96,094	4.4%
Taxes other than income taxes	55,637	3.1%	62,764	2.8%
Store pre-opening costs	1,900	0.1%	1,350	0.1%
Impairments and dispositions	454	0.0%	1,380	0.1%

Operating loss	(49,888)	-2.7%	(13,321)	-0.6%

Other income (expense):
Interest expense	(35,611)	-2.0%	(34,756)	-1.6%
Gain on extinguishment of debt	783	0.0%	—	0.0%
Other income, net	973	0.1%	3,174	0.1%

Loss before income taxes	(83,743)	-4.6%	(44,903)	-2.0%

Benefit for income taxes	(26,318)	-1.4%	(2,175)	-0.1%

Loss from continuing operations	(57,425)	-3.2%	(42,728)	-1.9%

Discontinued Operations:
Loss from discontinued operations	(421)	0.0%	(25,951)	-1.2%
Benefit for income taxes	(147)	0.0%	(9,619)	-0.4%

Loss from discontinued operations	(274)	0.0%	(16,332)	-0.7%

Net Loss	$(57,699)	-3.2%	$(59,060)	-2.7%

Per-share amounts—Basic
Loss from continuing operations	$(0.40)		$(0.31)
Loss from discontinued operations	$(0.00)		$(0.12)
Net Loss	$(0.40)		$(0.43)

Per-share amounts—Diluted
Loss from continuing operations	$(0.40)		$(0.31)
Loss from discontinued operations	$(0.00)		$(0.12)
Net Loss	$(0.40)		$(0.43)

Weighted average common shares:
Basic	143,182		138,713
Diluted	143,182		138,713

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	October 31, 2009	November 1, 2008
ASSETS
Current assets
Cash and cash equivalents	$7,122	$20,008
Merchandise inventories	799,110	1,016,192
Other current assets	89,846	119,917
Deferred income taxes, net	30,971	35,954

Total current assets	927,049	1,192,071

Property and equipment, net	1,007,636	1,073,912
Deferred income taxes, net	219,186	83,224
Other assets	24,653	49,344

TOTAL ASSETS	$2,178,524	$2,398,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$163,193	$250,353
Accrued expenses and other current liabilities	228,347	259,805
Current portion of long-term debt	4,847	88,804

Total current liabilities	396,387	598,962

Long-term debt	514,606	516,416
Other long-term liabilities	202,477	159,377

Total liabilities	1,113,470	1,274,755

Commitments and Contingencies
Shareholders’ Equity	1,065,054	1,123,796

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,178,524	$2,398,551